Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Pacira Pharmaceuticals, Inc. Reports Second Quarter 2014 Results:

EXPAREL Revenue up 31% Over First Quarter

Company Will Host Conference Call Today at 9 a.m. ET

PARSIPPANY, N.J., July 31, 2014 — Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) today provided updates on the success of EXPAREL® (bupivacaine liposome injectable suspension) for postsurgical pain in the United States and announced consolidated financial results for the second quarter ended June 30, 2014.

“With nine quarters now under our belt, we are pleased with the continued success of EXPAREL in the marketplace, both in new accounts as well as within existing accounts,” said Dave Stack, president, chief executive officer and chairman of Pacira. “With consistent quarter over quarter growth, an anticipated nerve block indication next year and expanded manufacturing capacity, we believe EXPAREL is well positioned to become a blockbuster drug over the next several years.”

Recent Highlights

•                  EXPAREL Commercialization: EXPAREL net product sales were $44.9 million in the second quarter of 2014, compared to $15.2 million in the second quarter of 2013. Pacira also reported 363 new accounts ordering EXPAREL in the second quarter of 2014, averaging 28 new accounts per week. Since launch, 2,815 total accounts have ordered EXPAREL through June 30, 2014, with 469 accounts each ordering more than $100,000 worth of product.

•                  sNDA Submitted for EXPAREL Nerve Block Indication: In May 2014, Pacira announced the submission of a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for a nerve block indication for EXPAREL. The sNDA contains positive data from a Phase 3 study assessing the safety and efficacy of EXPAREL in femoral nerve block for total knee arthroplasty, as well as additional safety data from a Phase 3 study of EXPAREL in intercostal nerve block for thoracotomy. The FDA has accepted the filing for review and has set a Prescription Drug User Fee Act (PDUFA) action date of March 5, 2015.

•                  Data Continues to Support Value of EXPAREL-Based Multimodal Regimen for Postsurgical Pain Control: Last month, Pacira announced the published results from the IMPROVE program, a series of open-label, Phase 4 clinical studies comparing postsurgical narcotic use and health economic outcomes between patients receiving EXPAREL as the basis of a multimodal analgesic regimen versus a standard opioid-based pain management regimen across three surgical procedures—open colectomy, lap colectomy and ileostomy reversal. Published in the Journal of Pain Research, the study showed that the EXPAREL group experienced statistically significant reductions in total narcotic consumption, incidence of opioid-related adverse events (ORAEs), total hospital costs and length of hospital stay by 1.4 days.

Second Quarter 2014 Financial Results

•                  Total revenues were $47.2 million, compared to $17.1 million in the second quarter of 2013.

•                  Total operating expenses were $50.0 million, compared to $29.2 million in the second quarter of 2013.

•                  Net loss was $5.0 million, or $0.14 per share, compared to $14.0 million, or $0.42 per share, in the second quarter of 2013.

•                  Non-GAAP net income was $1.5 million, or $0.04 per share, compared to a non-GAAP net loss of $10.8 million, or $0.33 per share, in the second quarter of 2013.

•                  Pacira ended the second quarter of 2014 with cash and cash equivalents, restricted cash, short-term investments and long-term investments (“cash”) of $179.5 million. In April 2014, Pacira raised net proceeds of $110.4 million through the sale of 1.84 million shares of common stock at $64.00 per share in a public offering.

•                  Pacira had approximately 35.5 million weighted average shares of common stock outstanding in the second quarter of 2014.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call to discuss the company’s financial results and recent and upcoming developments today, Thursday, July 31, 2014, at 9 a.m. ET. The call can be accessed by dialing 1-877-845-0779 (domestic) or 1-720-545-0035 (international) fifteen minutes prior to the start of the call and providing the Conference ID 2791577.

A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-855-859-2056 (domestic) or 1-404-537-3406 (international) and providing the Conference ID 2791577. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can also be accessed by visiting the “Investors & Media” section of the company’s website at investor.pacira.com. A replay of the webcast will be archived on the Pacira website for two weeks following the call.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), non-GAAP net income (loss), because such measures exclude stock-based compensation, loss on early extinguishment of debt and other non-cash charges. These measures supplement our financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of our financial statements by providing greater transparency into the operating performance at Pacira. Such measures should not be deemed to be an alternative to GAAP requirements or a measure of liquidity for Pacira. Non-GAAP net income (loss) measures are also unlikely to be comparable with non-GAAP disclosures released by other companies. See a reconciliation of non-GAAP net income (loss) to GAAP net loss below.

About Pacira

Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX) is a specialty pharmaceutical company focused on the clinical and commercial development of new products that meet the needs of acute care practitioners and their patients. The company’s current emphasis is the development of non-opioid products for postsurgical pain control, and its lead product, EXPAREL® (bupivacaine liposome injectable suspension), was commercially launched in the United States in April 2012. EXPAREL and two other products have utilized the Pacira proprietary product delivery technology DepoFoam®, a unique platform that encapsulates drugs without altering their molecular structure and then releases them over a desired period of time. Additional information about Pacira is available at www.pacira.com.

About EXPAREL®

EXPAREL (bupivacaine liposome injectable suspension) is indicated for single-dose infiltration into the surgical site to produce postsurgical analgesia. The product combines bupivacaine with DepoFoam, a proven product delivery technology that delivers medication over a desired time period. EXPAREL represents the first and only multivesicular liposome local anesthetic that can be utilized in the peri- or postsurgical setting in the same fashion as current local anesthetics. By utilizing the DepoFoam platform, a single dose of EXPAREL delivers bupivacaine over time, providing analgesia with reduced opioid requirements for up to 72 hours. Pivotal studies have demonstrated the safety and efficacy of EXPAREL in patients undergoing bunionectomy or hemorrhoidectomy procedures and additional studies are underway to further demonstrate the safety and efficacy in other procedures. Additional information is available at www.EXPAREL.com.

Important Safety Information

EXPAREL is contraindicated in obstetrical paracervical block anesthesia. EXPAREL has not been studied for use in patients younger than 18 years of age. Non-bupivacaine-based local anesthetics, including lidocaine, may cause an immediate release of bupivacaine from EXPAREL if administered together locally. The administration of EXPAREL may follow the administration of lidocaine after a delay of 20 minutes or more. Other formulations of bupivacaine should not be administered within 96 hours following administration of EXPAREL. Monitoring of cardiovascular and neurological status, as well as vital signs should be performed during and after injection of EXPAREL as with other local anesthetic products. Because amide-type local anesthetics, such as bupivacaine, are metabolized by the liver, EXPAREL should be used cautiously in patients with hepatic disease. Patients with severe hepatic disease, because of their inability to metabolize local anesthetics normally, are at a greater risk of developing toxic plasma concentrations. In clinical trials, the most common adverse reactions (incidence greater-than or equal to 10%) following EXPAREL administration were nausea, constipation, and vomiting.

Please see the full Prescribing Information for more details available at http://www.exparel.com/pdf/EXPAREL_Prescribing_Information.pdf.

Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our plans and expectations regarding EXPAREL, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and our ability to serve those markets; our plans to expand the indications of EXPAREL, including for nerve block and the related timing and success of an sNDA; our plans to evaluate, develop and pursue additional DepoFoam-based product candidates; clinical studies in support of an existing or potential DepoFoam-based product; our plans to continue to manufacture and provide support services for our commercial partners who have licensed DepoCyt(e); our commercialization and marketing capabilities; our and Patheon’s ability to successfully and timely construct dedicated EXPAREL manufacturing suites; and other factors discussed in the “Risk Factors” of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Company Contact:

Pacira Pharmaceuticals, Inc.

Jessica Cho, (973) 254-3574

Media Contact:

Pure Communications, Inc.

Susan Heins, (864) 286-9597

(Tables Follow)

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents, restricted cash and short-term investments	$166,028	$73,785
Accounts receivable, net	20,545	14,590
Inventories	19,194	15,557
Prepaid expenses and other current assets	3,139	2,819
Total current assets	208,906	106,751
Long-term investments	13,474	—
Fixed assets, net	53,513	48,182
Goodwill	12,520	10,328
Intangibles, net	564	1,157
Other assets	3,103	3,402
Total assets	$292,080	$169,820
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,145	$3,069
Accrued expenses	23,035	17,885
Convertible senior notes (*)	101,031	98,961
Current portion of royalty interest obligation	869	1,020
Current portion of deferred revenue	1,426	1,008
Total current liabilities	129,506	121,943
Royalty interest obligation	—	226
Deferred revenue	10,221	3,212
Other liabilities	4,384	3,190
Total stockholders’ equity	147,969	41,249
Total liabilities and stockholders’ equity	$292,080	$169,820

(*) The convertible senior notes are contractually due in 2019. However, because of certain conditions that were met during the three months ended June 30, 2014, the note holders can convert any time during the quarter ended September 30, 2014.

Pacira Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Net product sales	$46,034	$16,278	$81,776	$27,113
Collaborative licensing and development revenue	322	243	574	486
Royalty revenue	809	620	1,478	1,129
Total revenues	47,165	17,141	83,828	28,728

Operating expenses:
Cost of goods sold	19,954	10,214	38,081	21,605
Research and development	5,216	4,857	10,420	10,762
Selling, general and administrative	24,837	14,080	47,426	27,017
Total operating expenses	50,007	29,151	95,927	59,384
Loss from operations	(2,842)	(12,010)	(12,099)	(30,656)

Other (expense) income:
Interest income	61	72	103	145
Interest expense	(2,079)	(1,914)	(4,185)	(3,433)
Loss on early extinguishment of debt	—	—	—	(3,398)
Royalty interest obligation	(136)	(161)	(256)	(247)
Other, net	(41)	(18)	(77)	(22)
Total other expense, net	(2,195)	(2,021)	(4,415)	(6,955)
Loss before income taxes	(5,037)	(14,031)	(16,514)	(37,611)
Income tax benefit	—	—	—	442
Net loss	$(5,037)	$(14,031)	$(16,514)	$(37,169)

Net loss per share:
Basic and diluted net loss per common share	$(0.14)	$(0.42)	$(0.48)	$(1.13)
Weighted average common shares outstanding:
Basic and diluted	35,463	33,083	34,587	32,896

Pacira Pharmaceuticals, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

GAAP net loss	$(5,037)	$(14,031)	$(16,514)	$(37,169)

Non-GAAP adjustments:
Stock-based compensation	5,537	2,225	9,512	4,450
Loss on early extinguishment of debt	—	—	—	3,398
Non-cash debt discount amortization	1,035	1,035	2,069	1,890
Total Non-GAAP adjustments	6,572	3,260	11,581	9,738

Non-GAAP net income (loss)	$1,535	$(10,771)	$(4,933)	$(27,431)

GAAP basic and diluted net loss per common share	$(0.14)	$(0.42)	$(0.48)	$(1.13)

Non-GAAP basic net income (loss) per common share	$0.04	$(0.33)	$(0.14)	$(0.83)
Non-GAAP diluted net income (loss) per common share	$0.04	$(0.33)	$(0.14)	$(0.83)

Weighted average common shares outstanding - basic	35,463	33,083	34,587	32,896
Weighted average common shares outstanding - diluted	40,726	33,083	34,587	32,896